EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 347-4300 ext. 232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics To Provide Business Update Today at J.P. Morgan Healthcare Conference

-	AMPYRA 2010 Fourth Quarter Gross Sales of $55.7 Million; Full Year 2010 Gross Sales of $141.4 Million
-	Zanaflex Capsules and tablets 2010 Fourth Quarter Shipments of $15.8 Million; Full Year 2010 Shipments of $57.3 Million
-	Expected Year-End Cash, Cash Equivalents and Short-Term Investments in Excess of $235 Million

HAWTHORNE, N.Y., January 10, 2011 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg gross sales in the fourth quarter of 2010 were $55.7 million, and $141.4 million for the full year 2010. In addition, fourth quarter shipments of Zanaflex Capsules® (tizanidine hydrochloride) and tablets were $15.8 million in the fourth quarter of 2010 and full year shipments were $57.3 million. Zanaflex gross sales are recognized using a deferred revenue recognition model, and are not yet final. As of December 31, 2010, Acorda expects that cash, cash equivalents and short-term investments will be in excess of $235 million. The final year-end balance will be available in the company’s fourth quarter earnings report.

President and CEO Ron Cohen, M.D. will provide a business update on AMPYRA, the company’s pipeline products and business development strategy at the 29th Annual J.P. Morgan Healthcare Conference today at 2:00 p.m. Pacific Time in San Francisco, CA. The presentation will be available via webcast at www.acorda.com.

“AMPYRA is the first medication indicated to improve walking in people with multiple sclerosis, a critical need in this disease. More than 31,000 patients received a prescription in the first seven months of commercial availability, underscoring AMPYRA’s utility in addressing this previously unmet need,” said Dr. Cohen. “The successful launch of AMPYRA provides a solid base on which to continue building value in our company, through increased trial of AMPYRA by appropriate patients, advancing our product pipeline and acquiring clinical stage compounds to complement our existing assets.”

AMPYRA was approved by the U.S. Food and Drug Administration (FDA) on January 22, 2010 as a treatment to improve walking in people with MS. This was demonstrated by an increase in walking speed.

Important Safety Information
AMPYRA can cause seizures; the risk of seizures increases with increasing AMPYRA doses. AMPYRA is contraindicated in patients with a prior history of seizure. Discontinue AMPYRA use if seizure occurs.

AMPYRA is contraindicated in patients with moderate or severe renal impairment (CrCl≤50 mL/min); the risk of seizures in patients with mild renal impairment (CrCl 51–80 mL/min) is unknown, but AMPYRA plasma levels in these patients may approach those seen at a dose of 15 mg twice daily, a dose that may be associated with an increased risk of seizures; estimated CrCl should be known before initiating treatment with AMPYRA.

AMPYRA should not be taken with other forms of 4-aminopyridine (4-AP, fampridine), since the active ingredient is the same.

Urinary tract infections were reported more frequently as adverse reactions in patients receiving AMPYRA 10 mg twice daily compared to placebo.

The most common adverse events (incidence ≥2% and at a rate greater than the placebo rate) for AMPYRA in MS patients were urinary tract infection, insomnia, dizziness, headache, nausea, asthenia, back pain, balance disorder, multiple sclerosis relapse, paresthesia, nasopharyngitis, constipation, dyspepsia, and pharyngolaryngeal pain.

For full U.S. Prescribing Information and Medication Guide for AMPYRA, please visit: www.AMPYRA.com.

About AMPYRA (dalfampridine)
AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an increase in walking speed. AMPYRA, which was previously referred to as Fampridine-SR, is an extended release tablet formulation of dalfampridine (4-aminopyridine, 4-AP), which was previously called fampridine, and remains known by that name outside the US. In laboratory studies, dalfampridine has been found to improve impulse conduction in nerve fibers in which the insulating layer, called myelin, has been damaged. AMPYRA is being developed and commercialized in the United States by Acorda Therapeutics, and by Biogen Idec in markets outside the U.S. based on a licensing agreement with Acorda. AMPYRA is manufactured globally by Elan based on a supply agreement with Acorda.

AMPYRA is now available by prescription in the United States. For more information about AMPYRA, including patient assistance and co-pay programs, healthcare professionals and people with MS can contact AMPYRA Patient Support Services at 888-881-1918.

AMPYRA Patient Support Services is available Monday through Friday, from 8:00 a.m. to 8:00 p.m. Eastern Time at 888-881-1918. For full U.S. Prescribing Information and Medication Guide, please visit: www.AMPYRA.com.

About Acorda Therapeutics
Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and related nervous system disorders. The Company is commercializing and marketing AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, in the Unites States. AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS); this was demonstrated by an improvement in walking speed. AMPYRA was developed using Elan’s Matrix Drug Absorption System (MXDAS®) technology and is manufactured by Elan based on a supply agreement with Acorda.

Acorda also markets ZANAFLEX CAPSULES® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics' ability to successfully market and sell Ampyra in the United States and to successfully market Zanaflex Capsules; third party payors (including governmental agencies) may not reimburse for the use of Ampyra at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of Ampyra outside of the United States and our dependence on our collaboration partner Biogen Idec in connection therewith; competition; failure to protect Acorda Therapeutics’ intellectual property or to defend against the intellectual property claims of others; the ability to obtain additional financing to support Acorda Therapeutics' operations; and, unfavorable results from our preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.